SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K

                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) December 18, 1995


                                  NIKE, INC.
           (Exact name of registrant as specified in its charter)

         Oregon                  1-10635                93-0584541
(State of incorporation)      (Commission File         (IRS Employer
                                  Number)            Identification No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                   (Zip Code)

                                (503) 671-6453
           (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

The Registrant issued the following press releases on December 18, 1995:

Beaverton, OR (December 18, 1995) -- NIKE, Inc. (NYSE:NKE) today reported record revenues and earnings for the Company's second quarter ended November 30, 1995. Second quarter net income totaled $118.2 million, or $0.80 per share,increases of 39 percent and 38 percent respectively, compared to $84.9 million or $0.58 per share in last year's second quarter. All per share data reflects the Company's 2-for-1 stock split which became effective October 30, 1995. Worldwide revenues increased 37 percent to a record $1.44 billion compared with $1.05 billion last year.

The Company also reported worldwide orders for athletic footwear and apparel scheduled for delivery between December 1995 and April 1996 total a record $2.7 billion, 34 percent higher than such orders for the same period last year. Had the U.S. dollar remained constant at year-ago levels, worldwide futures orders would have increased 33 percent.

NIKE Chairman Philip H. Knight stated, "Fiscal 1995 was an exceptional year for NIKE but it presented us with the challenge to maintain the growth curve into the new year. These record second quarter results illustrate NIKE's ability to consistently drive consumer demand through product leadership and reflect the strong equity that exists in the NIKE brand.

"In the second quarter, this brand strength translated into outstanding sell-through for NIKE footwear and apparel at retail. In U.S. footwear, men's basketball was up 12 percent, men's running was up 53 percent, men's tennis grew 66 percent, women's fitness was up 28 percent and outdoor increased 27 percent.

"Apparel continued its tremendous growth, especially in the U.S., where sales increased 100 percent. These strong apparel numbers are the result of broadening our product mix, improving our presentation at retail and developing a strong 'on-the-field' image while maintaining our focus on the athletic consumer.

"Momentum for the NIKE brand is clearly extending to markets outside the U.S. Excluding incremental revenues from the newly-owned NIKE subsidiary in Argentina and the positive effect of a weaker U.S. dollar, second quarter international revenues grew 26 percent. We had great balance throughout the three regions with Germany, Spain, Italy, Japan, Australia and Canada all showing strong double-digit increases.

"The acceleration in our futures orders is a direct result of delivering innovative footwear product to our core consumer while significantly expanding our presence in apparel. In U.S. footwear, men's training was up 28 percent, men's running grew 25 percent and women's fitness increased 36 percent. These record futures are a compelling statement for the NIKE brand, particularly in light of the 34 percent increase in futures we reported at this time last year."

In the second quarter, U.S. athletic footwear and apparel revenues totaled $734.3 million, an increase of 33 percent. International athletic footwear and apparel revenues increased 30 percent to $573.3 million. Revenues from other brands, which includes Canstar Sports, Cole Haan, Tetra Plastics and Sports Specialties, increased 124 percent. Excluding Canstar, which was acquired in February 1995, revenues from other brands would have increased 14 percent.

Consolidated gross margins for the quarter were 39.3 percent compared to
39.3 percent last year. Selling and administrative expenses were 24.8 percent of second quarter revenues, compared with 25.5 percent last year.

NIKE's balance sheet remained very strong. The current ratio at November 30, 1995 was 2.0 to 1. Cash and short-term investments totaled $204.8 million. Total U.S. footwear inventory units ended the quarter up 57 percent from November 30, 1994 and up 47 percent from August 31, 1995.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Canstar Sports, the world's leading manufacturer of hockey equipment; Cole Haan, which markets a line of high-quality men's and women's dress and casual shoes; and Sports Specialties, which markets a full line of licensed headwear. Total revenues for the trailing twelve months ended November 30, 1995 were $5.6 billion.

                         Three Months Ended                  Six Months Ended
                       Nov. 30,       Nov. 30,         Nov. 30,        Nov. 30,
                         1995          1994              1995           1994
                                (in thousands, except per share data)

Revenues             $1,443,027     $1,053,746      $3,057,676       $2,224,101
Net income           $  118,216     $   84,939      $  282,997       $  190,926
Net income per share      $0.80          $0.58           $1.93            $1.29
Average common shares   146,994        146,738         146,420          147,596



NIKE, INC.                                               Quarter Ending
QTR FINL STMT                                        11/30/95      11/30/94

Revenues                                             $1,443,027     $1,053,746

Costs & Expenses
  Cost of Sales                                         875,446        640,031
  SG & A                                                358,583        268,873
  Interest Exp                                            7,984          3,941
  Other                                                   8,798          1,662
    Total Costs                                       1,250,811        914,507
                                                      _________        ________

Pre Tax                                                 192,216         139,239
Taxes                                                    74,000          54,300
                                                      _________        ________

Net Income                                              118,216          84,939

Income Per Share                                     $     0.80      $     0.58
                                                      =========       =========
Dividend                                             $     0.15      $     0.13
Number of Shares                                        146,994         146,738
===============================================================================

Balance Sheet
  Assets
Cash & St Invest                                        204,826         546,105
Accounts Rec                                          1,184,844         776,952
Inventory                                               710,848         459,276
Deferred Taxes                                           78,760          46,106
Prepaid Expenses                                         97,436          53,808
                                                      _________        ________

  Current Assets                                      2,276,714        1,882,247
                                                      _________        _________

Fixed Assets                                            964,364          707,155
Depreciation                                            363,875          265,254
                                                      _________        _________

  Net                                                   600,489          441,901
                                                      _________        _________

Identifiable Intangible Assets and Goodwill             485,725          168,984
Other Assets                                             48,485           34,623
                                                      _________        _________

TOTAL ASSETS                                         $3,411,413       $2,527,755
                                                      =========        =========

Liab and Equity
Current LT Debt                                           2,762            2,534
Notes Payable                                           443,047          133,710
Accounts Payable                                        277,217          196,921
Accrued Liab                                            394,805          228,377
Inc Taxes Payable                                        30,043           25,807
                                                      _________         ________

  Current Liability                                   1,147,874          587,349
Long Term Debt                                           13,728           14,299
Non-Curr Deferred Tax                                    17,454           21,159
Other Non-Curr Liability                                 34,415           43,397
Preferred Stock                                             300              300
Common Equity                                         2,197,642        1,861,251
                                                      _________        _________

TOTAL LIAB & EQTY                                    $3,411,413       $2,527,755

  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               NIKE, Inc.
                               (Registrant)


Date:  December 20, 1995


                               By /s/ Robert S. Falcone
                               Vice President and
                               Chief Financial Officer